Exhibit 10.6

AMENDED AND RESTATED OPERATING AGREEMENT

of

VERB ACQUISITION CO., LLC

dated as of

September 4, 2020

(continued)

ii

(continued)

iii

(continued)

iv

AMENDED AND RESTATED OPERATING AGREEMENT

OF

VERB ACQUISITION CO., LLC

THIS AMENDED AND RESTATED OPERATING AGREEMENT of Verb Acquisition Co., LLC, a Nevada limited liability company (the “Company”), is entered into as of September 4, 2020 (the “Effective Date”) by and among the Company, the Members executing this Agreement as of the date hereof, and each other Person who after the date hereof becomes a Member of the Company and becomes a party to this Agreement by executing a Joinder Agreement.

RECITALS

WHEREAS, the Company was formed under the laws of the State of Nevada by the filing of Articles of Organization with the Secretary of State of the State of Nevada on September 2, 2020 (the “Articles of Organization”);

WHEREAS, on September 3, 2020, Verb Technology Company, Inc., a Nevada corporation (the “Initial Member”), entered into the Operating Agreement of the Company (the “Prior Agreement”) as the sole member of the Company; and

WHEREAS, on the Effective Date, (i) in accordance with that certain Membership Interest Purchase Agreement, dated as of September 4, 2020 (the “Acquisition Agreement”), by and among the Company, Ascend Certification, LLC, a Utah limited liability company (“Ascend”), and the Persons listed on Annex A thereto (individually, “Seller” and, collectively, “Sellers”), and Steve Deverall solely in his capacity as the Seller Representative (as defined in the Acquisition Agreement), the Company purchased from each Seller certain of the issued and outstanding limited liability company interests in Ascend owned by such Seller, and (ii) the Company entered into certain contribution and exchange agreements (collectively, the “Rollover Agreements”), between each Seller and the Company, pursuant to which the Company received as a contribution from each Seller all of the issued and outstanding limited liability company interests in Ascend owned by such Seller and not so purchased in return for certain Class B Units as contemplated therein, such that following the consummation of the transactions contemplated by the Acquisition Agreement and the Rollover Agreements, the Company owns one hundred percent (100%) of the issued and outstanding limited liability company interests in Ascend.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein made and intending to be legally bound, the Members hereby agree and acknowledge that the Prior Agreement shall be amended and restated in its entirety to read as follows:

Article I
Definitions

Section 1.01 Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in this Section 1.01:

“Acquisition Agreement” has the meaning set forth in the Recitals.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments: (a) crediting to such Capital Account any amount which such Member is obligated to restore or is deemed to be obligated to restore pursuant to Treasury Regulations Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i); and (b) debiting to such Capital Account the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Adjusted Taxable Income” of a Member for a Fiscal Year (or portion thereof) with respect to Units held by such Member means the federal taxable income allocated by the Company to the Member with respect to such Units (as adjusted by any final determination in connection with any tax audit or other proceeding) for such Fiscal Year (or portion thereof); provided, that such taxable income shall be computed (i) without regard to any adjustments pursuant to Section 743, Section 734 or Section 704(c) of the Code and (ii) utilizing any excess taxable loss or excess taxable credits of the Company for any prior period allocable to such Member with respect to such Units that were not previously taken into account for purposes of determining such Member’s Adjusted Taxable Income in a prior Fiscal Year to the extent such loss or credit would be available under the Code to offset income of the Member (or, as appropriate, the direct or indirect members of the Member) determined as if the income, loss, and credits from the Company were the only income, loss, and credits of the Member (or, as appropriate, the direct or indirect members of the Member) in such Fiscal Year and all prior Fiscal Years.

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“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority; (b) any consents or approvals of any Governmental Authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

“Articles of Organization” has the meaning set forth in the Recitals.

“Ascend” has the meaning set forth in the Recitals.

“Bankruptcy” means, with respect to a Member, the occurrence of any of the following: (a) the filing of an application by such Member for, or a consent to, the appointment of a trustee of such Member’s assets; (b) the filing by such Member of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing such Member’s inability to pay its debts as they come due; (c) the making by such Member of a general assignment for the benefit of such Member’s creditors; (d) the filing by such Member of an answer admitting the material allegations of, or such Member’s consenting to, or such Member’s defaulting in answering a bankruptcy petition filed against such Member in any bankruptcy proceeding; or (e) the expiration of sixty (60) days following the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such Member bankrupt or appointing a trustee of such Member’s assets.

“Board” has the meaning set forth in Section 8.01.

“Book Depreciation” means, with respect to any Company asset for each Fiscal Year, the Company’s depreciation, amortization, or other cost recovery deductions determined for federal income tax purposes, except that if the Book Value of an asset differs from its adjusted tax basis at the beginning of such Fiscal Year, Book Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero and the Book Value of the asset is positive, Book Depreciation shall be determined with reference to such beginning Book Value using any permitted method selected by the Board in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g)(3).

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“Book Value” means, with respect to any Company asset, the adjusted basis of such asset for federal income tax purposes, except as follows (a) the initial Book Value of any Company asset contributed by a Member to the Company shall be the gross Fair Market Value of such Company asset as of the date of such contribution; (b) immediately prior to the Distribution by the Company of any Company asset to a Member, the Book Value of such asset shall be adjusted to its gross Fair Market Value as of the date of such Distribution; (c) the Book Value of all Company assets shall be adjusted to equal their respective gross Fair Market Values, as determined by the Board, as of the following times (i) the acquisition of an additional Membership Interest in the Company by a new or existing Member in consideration of a Capital Contribution of more than a de minimis amount; (ii) the payment by the Company to a Member of more than a de minimis amount as consideration for all or a part of such Member’s Membership Interest in the Company; and (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, that adjustments pursuant to clauses (i) and (ii) above need not be made if the Board reasonably determines that such adjustment is not necessary or appropriate to reflect the relative economic interests of the Members and that the absence of such adjustment does not adversely and disproportionately affect any Member; (d) the Book Value of each Company asset shall be increased or decreased, as the case may be, to reflect any adjustments to the adjusted tax basis of such Company asset pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Account balances pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, that Book Values shall not be adjusted pursuant to this paragraph (d) to the extent that an adjustment pursuant to paragraph (c) above is made in conjunction with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d); and (e) if the Book Value of a Company asset has been determined pursuant to paragraph (a) or adjusted pursuant to paragraphs (c) or (d) above, such Book Value shall thereafter be adjusted to reflect the Book Depreciation taken into account with respect to such Company asset for purposes of computing Net Income and Net Losses.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the State of California are authorized or required to close.

“Capital Account” has the meaning set forth in Section 5.03.

“Capital Contribution” means, for any Member, the total amount of cash and cash equivalents and the Book Value of any property contributed to the Company by such Member.

“Cash Investment per Class A Unit Amount” means $19,822.50, as the same may be adjusted from time to time to take into account any unit split, unit dividend, or similar event with respect to the Class A Units.

“Change of Control” means: (a) the sale of all or substantially all of the assets of the Company to a Third Party Purchaser; (b) a sale resulting in no less than a majority of the Units being held by a Third Party Purchaser; or (c) a merger, consolidation, recapitalization or reorganization of the Company with or into a Third Party Purchaser that results in the inability of the Members to designate or elect a majority of the board of managers (or its equivalent) of the resulting entity or its parent company.

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“Class A Units” means the Units having the privileges, preferences, duties, liabilities, obligations and rights specified with respect to “Class A Units” in this Agreement.

“Class B Units” means the Units having the privileges, preferences, duties, liabilities, obligations and rights specified with respect to “Class B Units” in this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Interest Rate” has the meaning set forth in Section 7.04(c).

“Company Minimum Gain” means “partnership minimum gain” as defined in Section 1.704-2(b)(2) of the Treasury Regulations, substituting the term “Company” for the term “partnership” as the context requires.

“Company Opportunity” has the meaning set forth in Section 10.03.

“Contribution Account” means, for a Member, as of any particular date, (a) the aggregate amount of such Member’s Capital Contributions as of such date, minus (b) the cumulative amount of all Distributions made by the Company to such Member pursuant to Section 7.02(b) prior to such date.

“Covered Person” has the meaning set forth in Section 13.01(a).

“Distribution” means a distribution made by the Company to a Member, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise; provided, that none of the following shall be a Distribution: (a) any redemption or repurchase by the Company or any Member of any Units; (b) any recapitalization or exchange of securities of the Company; (c) any subdivision (by a split of Units or otherwise) or any combination (by a reverse split of Units or otherwise) of any outstanding Units; or (d) any fees or remuneration paid to any Member in such Member’s capacity as an Officer, employee, consultant or other service provider for the Company. “Distribute” when used as a verb shall have a correlative meaning.

“Drag-along Member” has the meaning set forth in Section 9.02(a).

“Drag-along Notice” has the meaning set forth in Section 9.02(c).

“Drag-along Sale” has the meaning set forth in Section 9.02(a).

“Dragging Member” has the meaning set forth in Section 9.02(a).

“Effective Date” has the meaning set forth in the Preamble.

“Electronic Transmission” means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.

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“Estimated Tax Amount” of a Member for a Fiscal Year means the Member’s Tax Amount for such Fiscal Year as estimated in good faith from time to time by the Board. In making such estimate, the Board shall take into account amounts shown on Internal Revenue Service Form 1065 filed by the Company and similar state or local forms filed by the Company for the preceding taxable year and such other adjustments as in the reasonable business judgment of the Board are necessary or appropriate to reflect the estimated operations of the Company for the Fiscal Year.

“Excess Amount” has the meaning set forth in Section 7.03(c).

“Exchange Agreement” means the exchange agreement dated as of the date hereof among the Company, the Initial Member, and the other Members of the Company from time to time party thereto.

“Exchange Transaction” means an exchange of Class B Units for shares of the common stock of the Initial Member pursuant to, and in accordance with, the Exchange Agreement.

“Fair Market Value” of any asset as of any date means the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm’s length transaction, as determined in good faith by the Board based on such factors as the Board, in the exercise of its reasonable business judgment, considers relevant.

“Fiscal Year” means the calendar year, unless the Company is required to have a taxable year other than the calendar year, in which case “Fiscal Year” shall mean the period that conforms to the Company’s taxable year.

“Forfeiture Allocations” has the meaning set forth in Section 6.02(h).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

“Initial Member” has the meaning set forth in the Recitals.

“Joinder Agreement” means the Joinder Agreement in form and substance attached hereto as Exhibit A.

“Liquidator” has the meaning set forth in Section 12.03(a).

“Losses” has the meaning set forth in Section 13.03(a).

“Manager” has the meaning set forth in Section 8.01.

“Managers Schedule” has the meaning set forth in Section 8.02(d).

“Member” means each of the Persons from time to time listed as a Member in the books and records of the Company.

“Member Nonrecourse Debt” means “partner nonrecourse debt” as defined in Treasury Regulations Section 1.704-2(b)(4), substituting the term “Company” for the term “partnership” and the term “Member” for the term “partner” as the context requires.

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“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deduction” means “partner nonrecourse deduction” as defined in Treasury Regulations Section 1.704-2(i), substituting the term “Member” for the term “partner” as the context requires.

“Members Schedule” has the meaning set forth in Section 3.01.

“Membership Interest” means an interest in the Company owned by a Member, including such Member’s right (based on the type and class of Unit or Units held by such Member), as applicable, (a) to a Distributive share of Net Income, Net Losses and other items of income, gain, loss and deduction of the Company; (b) to a Distributive share of the assets of the Company; (c) to vote on, consent to or otherwise participate in any decision of the Members as provided in this Agreement; and (d) to any and all other benefits to which such Member may be entitled as provided in this Agreement or the Nevada Act.

“Misallocated Item” has the meaning set forth in Section 6.05.

“Net Income” and “Net Loss” mean, for each Fiscal Year or other period specified in this Agreement, an amount equal to the Company’s taxable income or taxable loss, or particular items thereof, determined in accordance with Code Section 703(a) (where, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or taxable loss), but with the following adjustments: (a) any income realized by the Company that is exempt from federal income taxation, as described in Code Section 705(a)(1)(B), shall be added to such taxable income or taxable loss, notwithstanding that such income is not includable in gross income; (b) any expenditures of the Company described in Code Section 705(a)(2)(B), including any items treated under Treasury Regulations Section 1.704-1(b)(2)(iv)(i) as items described in Code Section 705(a)(2)(B), shall be subtracted from such taxable income or taxable loss, notwithstanding that such expenditures are not deductible for federal income tax purposes; (c) any gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property so disposed, notwithstanding that the adjusted tax basis of such property differs from its Book Value; (d) any items of depreciation, amortization and other cost recovery deductions with respect to Company property having a Book Value that differs from its adjusted tax basis shall be computed by reference to the property’s Book Value (as adjusted for Book Depreciation) in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g); (e) if the Book Value of any Company property is adjusted as provided in the definition of Book Value, then the amount of such adjustment shall be treated as an item of gain or loss and included in the computation of such taxable income or taxable loss; and (f) to the extent an adjustment to the adjusted tax basis of any Company property pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704 1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

“Nevada Act” means the Nevada Limited Liability Company Act, and any successor statute, as it may be amended from time to time.

“New Interests” has the meaning set forth in Section 3.04.

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“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

“Officers” has the meaning set forth in Section 8.08.

“Other Business” has the meaning set forth in Section 10.03.

“Partnership Representative” has the meaning set forth in Section 11.02(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Prior Agreement” has the meaning set forth in the Recitals.

“Property Investment per Class B Unit Amount” means $0.75, as the same may be adjusted from time to time to take into account any unit split, unit dividend, or similar event with respect to the Class B Units.

“Quarterly Estimated Tax Amount” of a Member for any calendar quarter of a Fiscal Year means the excess, if any of (a) the product of (i) one quarter (¼) in the case of the first calendar quarter of the Fiscal Year, one half (½) in the case of the second calendar quarter of the Fiscal Year, three-quarters (¾) in the case of the third calendar quarter of the Fiscal Year, and one (1) in the case of the fourth calendar quarter of the Fiscal Year and (ii) the Member’s Estimated Tax Amount for such Fiscal Year over (b) all Distributions previously made during such Fiscal Year pursuant to Section 7.02(c) to such Member.

“Regulatory Allocations” has the meaning set forth in Section 6.02(g).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Rollover Agreements” has the meaning set forth in the Recitals.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Seller” has the meaning set forth in the Recitals.

“Sellers” has the meaning set forth in the Recitals.

“Shortfall Amount” has the meaning set forth in Section 7.03(b).

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Tax Advance” has the meaning set forth in Section 7.03(a).

“Tax Amount” of a Member for a Fiscal Year means the product of (a) the Adjusted Taxable Income of such Member for such Fiscal Year with respect to its Units, and (b) the Tax Rate for such Fiscal Year.

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“Tax Rate” of a Member, for any period, means the highest marginal blended federal and state tax rate applicable to ordinary income, qualified dividend income or capital gains, as appropriate, for such period for an individual residing in Utah, as determined by the Board. The initial Tax Rate is forty percent (40%).

“Taxing Authority” has the meaning set forth in Section 7.04(b).

“Third Party Purchaser” means any Person who, immediately prior to the contemplated transaction, does not directly or indirectly own or have the right to acquire any outstanding Class A Units.

“Total Percentage Interest” means, with respect to any member, the quotient obtained by dividing the number of Units (Class A Units and/or Class B Units) then owned by such Member by the number of Units (Class A Units and Class B Units) then owned by all Members.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Units owned by a Person or any interest (including a beneficial interest) in any Units owned by a Person. “Transfer” when used as a noun shall have a correlative meaning. “Transferor” and “Transferee” mean a Person who makes or receives a Transfer, respectively.

“Treasury Regulations” means the final or temporary regulations issued by the United States Department of the Treasury pursuant to its authority under the Code, and any successor regulations.

“Unallocated Item” has the meaning set forth in Section 6.05.

“Unit” means a unit representing a fractional part of the Membership Interests of the Members and shall include all types and classes of Units, including the Class A Units and the Class B Units; provided, that any type or class of Unit shall have the privileges, preferences, duties, liabilities, obligations and rights set forth in this Agreement and the Membership Interests represented by such type or class or series of Unit shall be determined in accordance with such privileges, preferences, duties, liabilities, obligations and rights.

“Withholding Advances” has the meaning set forth in Section 7.04(b).

Section 1.02 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Articles, Sections, and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

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Article II
Organization

Section 2.01 Formation. The Company was formed on September 2, 2020, pursuant to the provisions of the Nevada Act, upon the filing of the Articles of Organization with the Secretary of State of the State of Nevada. This Agreement shall constitute the “operating agreement” (as that term is used in the Nevada Act) of the Company. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Nevada Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be under the Nevada Act in the absence of such provision, this Agreement shall, to the extent permitted by the Nevada Act, control.

Section 2.02 Name. The name of the Company is “Verb Acquisition Co., LLC” or such other name or names as the Board may from time to time designate; provided, that the name shall always contain the words “Limited Liability Company” or the abbreviation “L.L.C.” or the designation “LLC.” The Board shall give prompt notice to each of the Members of any change to the name of the Company.

Section 2.03 Principal Office. The principal office of the Company is located at 2210 Newport Boulevard, Suite 200, Newport Beach, California 92663, or such other place as may from time to time be determined by the Board. The Board shall give prompt notice of any such change to each of the Members.

Section 2.04 Registered Office; Registered Agent. The Board shall cause the Company to maintain a registered office and registered agent in the manner provided by the Nevada Act and Applicable Law.

Section 2.05 Purpose; Powers. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Nevada Act and to engage in any and all activities necessary or incidental thereto. The Company shall have all the powers necessary or convenient to carry out the purposes for which it is formed, including the powers granted by the Nevada Act.

Section 2.06 Term. The term of the Company commenced on the date the Articles of Organization were filed with the Secretary of State of the State of Nevada and shall continue in existence perpetually until the Company is dissolved in accordance with the provisions of this Agreement or as otherwise required by Applicable Law.

Section 2.07 No State-Law Partnership. The Members intend that the Company shall be treated as a partnership for federal and, if applicable, state and local income tax purposes, and, to the extent permissible, the Company shall elect to be treated as a partnership for such purposes. The Company and each Member shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment and no Member shall take any action inconsistent with such treatment. The Members intend that the Company shall not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member, Manager or Officer of the Company shall be a partner or joint venturer of any other Member, Manager or Officer of the Company, for any purposes other than as set forth in the first sentence of this Section 2.07.

Section 2.08 Investment Representations of Members. Each Member hereby represents, warrants and acknowledges to the Company that: (a) such Member has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Company and is making an informed investment decision with respect thereto; (b) such Member is acquiring interests in the Company for investment only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof; and (c) the execution, delivery and performance of this Agreement have been duly authorized by such Member.

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Article III
Units

Section 3.01 Units Generally. The Membership Interests of the Members shall be represented by issued and outstanding Units, which may be divided into one or more types, classes or series. Each type, class or series of Units shall have the privileges, preferences, duties, liabilities, obligations and rights, including voting rights, if any, set forth in this Agreement with respect to such type, class or series. The Board shall maintain a schedule of all Members, their respective mailing addresses and the amount and series of Units held by them (the “Members Schedule”), and the Board shall update the Members Schedule upon the issuance or Transfer of any Units to any new or existing Member; provided, however, that the failure of the Board to update the Members Schedule or to provide a revised copy of the Members Schedule to the Members shall not prevent the effectiveness of or otherwise affect the underlying adjustments that would be reflected in such an update to the Members Schedule. A copy of the Members Schedule as of the execution of this Agreement is attached hereto as Schedule A.

Section 3.02 Authorization and Issuance of Class A Units. Subject to compliance with Section 9.01(b), the Company is hereby authorized to issue a class of Units designated as Class A Units. As of the date hereof, 100 Class A Units are issued and outstanding and held by the Initial Member.

Section 3.03 Authorization and Issuance of Class B Units. Subject to compliance with Section 9.01(b), the Company is hereby authorized to issue a class of Units designated as Class B Units. As of the date hereof, 2,642,159 Class B Units are issued and outstanding and held by the Sellers as set forth on the Members Schedule.

Section 3.04 Other Issuances. In addition to the Class A Units and the Class B Units, the Company is hereby authorized, subject to compliance with Section 9.01(b), to authorize and issue or sell to any Person any new type, class or series of Units not otherwise described in this Agreement, which Units may be designated as classes or series of the Class A Units or Class B Units but having different rights (collectively, “New Interests”). The Board is hereby authorized, subject to Section 14.09, to amend this Agreement to reflect such issuance and to fix the relative privileges, preferences, duties, liabilities, obligations and rights of any such New Interests, including the number of such New Interests to be issued, the preferences (with respect to Distributions, in liquidation or otherwise) over any other Units and any contributions required in connection therewith.

Section 3.05 Certification of Units. The Board in its sole discretion may, but shall not be required to, issue certificates to the Members representing the Units held by such Members. In the event that the Board shall issue certificates representing Units in accordance with this Section 3.05, then in addition to any other legend required by Applicable Law, all certificates representing issued and outstanding Units shall bear a legend substantially in the following form:

THE UNITS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE OPERATING AGREEMENT OF THE COMPANY, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE UNITS REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH OPERATING AGREEMENT.

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THE UNITS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER SUCH ACT AND LAWS, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER.

Article IV
Members

Section 4.01 Admission of New Members.

(a) New Members may be admitted from time to time (i) in connection with an issuance of Units by the Company, subject to compliance with the provisions of Section 9.01(b), as applicable, and (ii) in connection with a Transfer of Units, subject to compliance with the provisions of Article IX, and in either case, following compliance with the provisions of Section 4.01(b).

(b) In order for any Person not already a Member of the Company to be admitted as a Member, whether pursuant to an issuance or Transfer of Units, such Person shall have executed and delivered to the Company a written undertaking substantially in the form of the Joinder Agreement. Upon the amendment of the Members Schedule by the Board and the satisfaction of any other applicable conditions, including, if a condition, the receipt by the Company of payment for the issuance of the applicable Units, such Person shall be admitted as a Member and deemed listed as such on the books and records of the Company and thereupon shall be issued his, her or its Units. The Board shall also adjust the Capital Accounts of the Members as necessary in accordance with Section 5.03.

Section 4.02 No Personal Liability. Except as otherwise provided in the Nevada Act, by Applicable Law or expressly in this Agreement, no Member will be obligated personally for any debt, obligation or liability of the Company or other Members, whether arising in contract, tort or otherwise, solely by reason of being a Member.

Section 4.03 No Withdrawal. A Member shall not cease to be a Member as a result of the Bankruptcy of such Member. So long as a Member continues to hold any Units, such Member shall not have the ability to withdraw or resign as a Member prior to the dissolution and winding up of the Company and any such withdrawal or resignation or attempted withdrawal or resignation by a Member prior to the dissolution or winding up of the Company shall be null and void. As soon as any Person who is a Member ceases to hold any Units, such Person shall no longer be a Member.

Section 4.04 Death. The death of any Member shall not cause the dissolution of the Company. In such event the Company and its business shall be continued by the remaining Member or Members and the Units owned by the deceased Member shall automatically be Transferred to such deceased Member’s heirs; provided, that within a reasonable time after such Transfer, the applicable heirs shall sign a written undertaking substantially in the form of the Joinder Agreement.

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Section 4.05 Voting. Except as otherwise provided by this Agreement or as otherwise required by the Nevada Act or Applicable Law, (a) each Member shall be entitled to one vote per Class A Unit on all matters upon which the Members have the right to vote under this Agreement; and (b) the Class B Units shall not entitle the holders thereof to vote on any matters required or permitted to be voted on by the Members. For avoidance of doubt, the approval of Members holding a majority of Class B Units is required (together the approval of a Members holding a majority of Class A Units), is required in respect to a Member decision to dissolve the Company, as provided in Section 12.01(a), and to amend this Agreement, as provided in Section 14.09.

Section 4.06 Action By Members.

(a) No annual meeting of the Members is required to be held. Unless consent or approval by all or a specifically named subset of the Members is required under the terms of this Agreement (as set forth in Section 12.01(a), Section 14.09, or otherwise), the Nevada Act or other Applicable Law, the consent or approval of a Member or Members holding a majority of the Class A Units held by all Members shall constitute an act by the Members hereunder.

(b) Any matter that is to be voted on, consented to or approved by Members (or a specifically named subset of Members) may be taken without a meeting, without prior notice and without a vote if consented to, in writing or by Electronic Transmission, by a Member or Members holding not less than the minimum number and class of Units that would be necessary to authorize or take such action under this Agreement at a meeting at which all Members entitled to vote thereon were present and voted. A record shall be maintained by the Board of each such action taken by written consent of a Member or Members.

Section 4.07 Power of Members. The Members shall have the power to exercise any and all rights or powers granted to Members pursuant to the express terms of this Agreement and the Nevada Act. Except as otherwise specifically provided by this Agreement or required by the Nevada Act, no Member, in its capacity as a Member, shall have the power to act for or on behalf of, or to bind, the Company.

Section 4.08 No Interest in Company Property. No real or personal property of the Company shall be deemed to be owned by any Member individually, but shall be owned by, and title shall be vested solely in, the Company. Without limiting the foregoing, each Member hereby irrevocably waives during the term of the Company any right that such Member may have to maintain any action for partition with respect to the property of the Company.

Article V
Capital Contributions; Capital Accounts

Section 5.01 Initial Capital Contributions. The Members have made, on or prior to the date hereof, Capital Contributions and, in exchange, the Company has issued to each Member the number of Class A Units or Class B Units, as applicable, set forth opposite such Member’s name on the Members Schedule.

Section 5.02 No Additional Capital Contributions. No Member shall be required to make any additional Capital Contributions to the Company. Any future Capital Contributions made by any Member shall only be made with the consent of the Board. No Member shall be required to lend any funds to the Company and no Member shall have any personal liability for the payment or repayment of any Capital Contribution by or to any other Member.

Section 5.03 Maintenance of Capital Accounts. The Company shall establish and maintain for each Member a separate capital account (a “Capital Account”) on its books and records in accordance with this Section 5.03. Each Capital Account shall be established and maintained in accordance with the following provisions:

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(a) Each Member’s Capital Account shall be increased by the amount of (i) such Member’s Capital Contributions, including such Member’s initial Capital Contribution; (ii) any Net Income or other item of income or gain allocated to such Member pursuant to Article VI; and (iii) any liabilities of the Company that are assumed by such Member or secured by any property Distributed to such Member.

(b) Each Member’s Capital Account shall be decreased by (i) the cash amount or Book Value of any property Distributed to such Member pursuant to Article VII and Section 12.03(c); (ii) the amount of any Net Loss or other item of loss or deduction allocated to such Member pursuant to Article VI; and (iii) the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

Section 5.04 Succession Upon Transfer. In the event that any Units are Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the Transferred Units and, subject to Section 6.04, shall receive allocations and Distributions pursuant to Article VI, Article VII and Article XII in respect of such Units.

Section 5.05 Negative Capital Accounts. In the event that any Member shall have a deficit balance in his, her or its Capital Account, such Member shall have no obligation, during the term of the Company or upon dissolution or liquidation thereof, to restore such negative balance or make any Capital Contributions to the Company by reason thereof, except as may be required by Applicable Law or in respect of any negative balance resulting from a withdrawal of capital or dissolution in contravention of this Agreement.

Section 5.06 No Withdrawal. No Member shall be entitled to withdraw any part of his, her or its Capital Account or to receive any Distribution from the Company, except as provided in this Agreement. No Member shall receive any interest, salary or drawing with respect to his, her or its Capital Contributions or Capital Account, except as otherwise provided in this Agreement. The Capital Accounts are maintained for the sole purpose of allocating items of income, gain, loss and deduction among the Members.

Section 5.07 Treatment of Loans From Members. Loans by any Member to the Company shall not be considered Capital Contributions and shall not affect the maintenance of such Member’s Capital Account, other than to the extent provided in Section 5.03(a)(iii), if applicable.

Section 5.08 Modifications. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-1(b) of the Treasury Regulations and shall be interpreted and applied in a manner consistent with such Treasury Regulations. If the Board determines that it is prudent to modify the manner in which the Capital Accounts, or any increases or decreases to the Capital Accounts, are computed in order to comply with such Treasury Regulations, the Board may authorize such modifications; provided that they are not likely to have a material effect on the amounts distributed to any Member upon the dissolution of the Company. The Board also shall (a) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Section 1.704-1(b)(2)(iv)(q) of the Treasury Regulations and (b) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Section 1.704-1(b) of the Treasury Regulations.

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Article VI
Allocations

Section 6.01 Allocation of Net Income and Net Loss. For each Fiscal Year (or portion thereof), except as otherwise provided in this Agreement, Net Income and Net Loss (and, to the extent necessary, individual items of income, gain, loss or deduction) of the Company shall be allocated among the Members in a manner such that, after giving effect to the special allocations set forth in Section 6.02, the Capital Account balance of each Member, immediately after making such allocations, is, as nearly as possible, equal to (a) the Distributions that would be made to such Member pursuant to Section 12.03(c) if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Book Value, all Company liabilities were satisfied (limited with respect to each Nonrecourse Liability to the Book Value of the assets securing such liability), and the net assets of the Company were Distributed, in accordance with Section 12.03(c), to the Members immediately after making such allocations, minus (b) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.

Section 6.02 Regulatory and Special Allocations. Notwithstanding the provisions of Section 6.01:

(a) If there is a net decrease in Company Minimum Gain (determined according to Treasury Regulations Section 1.704-2(d)(1)) during any Fiscal Year, each Member shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 6.02(a) is intended to comply with the “minimum gain chargeback” requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Member Nonrecourse Deductions shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i). Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Fiscal Year, each Member that has a share of such Member Nonrecourse Debt Minimum Gain shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to that Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain. Items to be allocated pursuant to this paragraph shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 6.02(b) is intended to comply with the “minimum gain chargeback” requirements in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) In the event any Member unexpectedly receives any adjustments, allocations or Distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), Net Income shall be specially allocated to such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit created by such adjustments, allocations or Distributions as quickly as possible. This Section 6.02(c) is intended to comply with the qualified income offset requirement in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(d) In the event any Member has a deficit Capital Account at the end of any Fiscal Year that is in excess of the sum of the amount such Member is obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.02(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article VI have been made as if Section 6.02(c) and this Section 6.02(d) were not in this Agreement.

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(e) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Sections 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(f) Losses allocated pursuant to Section 6.01 hereof shall not exceed the maximum amount of Losses that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 6.01 hereof, the limitation set forth in this Section 6.02(f) shall be applied on a Member-by-Member basis and Losses not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Members’ Capital Accounts so as to allocate the maximum permissible Losses to each Member under Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

(g) The allocations set forth in paragraphs (a), (b), (c), (d), (e) and (f) above (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations under Code Section 704. Notwithstanding any other provisions of this Article VI (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Net Income and Net Losses among Members so that, to the extent possible, the net amount of such allocations of Net Income and Net Losses and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred.

(h) The Company and the Members acknowledge that allocations like those described in Proposed Treasury Regulations Section 1.704-1(b)(4)(xii)(c) (“Forfeiture Allocations”) result from the allocations of Net Income and Net Loss provided for in this Agreement. For the avoidance of doubt, the Company is entitled to make Forfeiture Allocations and, once required by applicable final or temporary guidance, allocations of Net Income and Net Loss will be made in accordance with Proposed Treasury Regulations Section 1.704-1(b)(4)(xii)(c) or any successor provision or guidance.

Section 6.03 Tax Allocations.

(a) Subject to Section 6.03(b) through Section 6.03(e), all income, gains, losses and deductions of the Company shall be allocated for federal, state and local income tax purposes among the Members in accordance with the allocation of such income, gains, losses and deductions among the Members for computing their Capital Accounts, except that if any such allocation for tax purposes is not permitted by the Code or other Applicable Law, the Company’s subsequent income, gains, losses and deductions shall be allocated among the Members for tax purposes, to the extent permitted by the Code and other Applicable Law, so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b) Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) and the traditional method of Treasury Regulations Section 1.704-3(b), so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value.

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(c) If the Book Value of any Company asset is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) as provided in clause (c) of the definition of Book Value, subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c).

(d) Allocations of tax credit, tax credit recapture and any items related thereto shall be allocated to the Members according to their interests in such items as determined by the Board taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii).

(e) The Company shall make allocations pursuant to this Section 6.03 in accordance with the traditional method in accordance with Treasury Regulations Section 1.704-3(b).

(f) Allocations pursuant to this Section 6.03 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Losses, Distributions (other than Tax Advances) or other items pursuant to any provisions of this Agreement.

Section 6.04 Allocations in Respect of Transferred Units. In the event of a Transfer of Units during any Fiscal Year made in compliance with the provisions of Article IX, Net Income, Net Losses and other items of income, gain, loss and deduction of the Company attributable to such Units for such Fiscal Year shall be determined using the interim closing of the books method.

Section 6.05 Curative Allocations. In the event that the Partnership Representative determines, after consultation with counsel experienced in income tax matters, that the allocation of any item of Company income, gain, loss or deduction is not specified in this Article VI (an “Unallocated Item”), or that the allocation of any item of Company income, gain, loss or deduction hereunder is clearly inconsistent with the Members’ economic interests in the Company (determined by reference to the general principles of Treasury Regulations Section 1.704-1(b) and the factors set forth in Treasury Regulations Section 1.704-1(b)(3)(ii)) (a “Misallocated Item”), then the Board may allocate such Unallocated Items, or reallocate such Misallocated Items, to reflect such economic interests; provided, that no such allocation will be made without the prior written consent of each Member that would be adversely and disproportionately affected thereby.

Article VII
Distributions

Section 7.01 General.

(a) Subject to Section 7.01(b), Section 7.02, and Section 7.03, the Board shall have sole discretion regarding the amounts and timing of Distributions to Members, including to decide to forego payment of Distributions in order to provide for the retention and establishment of reserves of, or payment to third parties of, such funds as it deems necessary with respect to the reasonable business needs of the Company (which needs may include the payment or the making of provision for the payment when due of the Company’s obligations, including, but not limited to, present and anticipated debts and obligations, capital needs and expenses, and reasonable reserves for contingencies).

(b) Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any Distribution to Members if such Distribution would violate Section 86.343 of the Nevada Act or other Applicable Law.

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Section 7.02 Priority of Distributions. After making all Distributions required for a given Fiscal Year under Section 7.03 and subject to Section 12.03(c), if applicable, all Distributions determined to be made by the Board pursuant to Section 7.01 shall be made as follows:

(a) First, to the holders of Class A Units, pro rata in proportion to the outstanding Class A Units, until the aggregate value of Distributions made pursuant to this Section 7.02(a) in respect to outstanding Class A Units on a per Class A Unit basis equals the Cash Investment per Class A Unit Amount.

(b) Second, to the holders of Class B Units, pro rata in proportion to the outstanding Class B Units, until the aggregate value of Distributions made pursuant to this Section 7.02(b) in respect to outstanding Class B Units on a per Class B Unit basis equals the Property Investment per Class B Unit Amount.

(c) The balance, if any, pro rata in accordance with the Members’ respective Total Percentage Interest.

Section 7.03 Tax Advances.

(a) Unless prohibited by Applicable Law, at least five (5) Business Days before each date prescribed by the Code for a calendar-year corporation to pay quarterly installments of estimated tax, the Company shall Distribute cash to each Member in proportion to and to the extent of such Member’s Quarterly Estimated Tax Amount for the applicable calendar quarter (each such Distribution, a “Tax Advance”).

(b) If, at any time after the final Quarterly Estimated Tax Amount has been Distributed pursuant to Section 7.03(a) with respect to any Fiscal Year, the aggregate Tax Advances to any Member with respect to such Fiscal Year are less than such Member’s Tax Amount for such Fiscal Year (a “Shortfall Amount”), the Company shall Distribute cash in proportion to and to the extent of each Member’s Shortfall Amount. The Company shall Distribute Shortfall Amounts with respect to a Fiscal Year before the seventy-fifth (75th) day of the next succeeding Fiscal Year; provided, that if the Company has made Distributions pursuant to Section 7.02, the Board may apply such Distributions to reduce any Shortfall Amount.

(c) If the aggregate Tax Advances made to any Member pursuant to this Section 7.03 for any Fiscal Year exceed such Member’s Tax Amount (an “Excess Amount”), such Excess Amount shall reduce subsequent Tax Advances that would be made to such Member pursuant to this Section 7.03, except to the extent taken into account as an advance pursuant to Section 7.03(e).

(d) For the avoidance of doubt, any Distributions made pursuant to this Section 7.03 shall be made to the Members in each class on a pro rata basis in accordance with the number of Units of such class held by each Member.

(e) Any Distributions made pursuant to this Section 7.03 shall be treated for purposes of this Agreement as advances on Distributions pursuant to Section 7.02(c) and shall reduce, dollar-for-dollar, the amount otherwise Distributable to such Member pursuant to Section 7.02(c).

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Section 7.04 Tax Withholding; Withholding Advances.

(a) Tax Withholding. If requested by the Board, each Member shall, if able to do so, deliver to the Board: (i) an affidavit in form satisfactory to the Board that the applicable Member (or its members, as the case may be) is not subject to withholding under the provisions of any federal, state, local, foreign or other Applicable Law; (ii) any certificate that the Board may reasonably request with respect to any such laws; and/or (iii) any other form or instrument reasonably requested by the Board relating to any Member’s status under such laws. If a Member fails or is unable to deliver to the Board the affidavit described in Section 7.04(a)(i), the Board may withhold amounts from such Member in accordance with Section 7.04(b).

(b) Withholding Advances. The Company is hereby authorized at all times to make payments (“Withholding Advances”) with respect to each Member in amounts required to discharge any obligation of the Company (as determined by the Partnership Representative based on the advice of legal or tax counsel to the Company) to withhold or make payments to any federal, state, local or foreign taxing authority (a “Taxing Authority”) with respect to any Distribution or allocation by the Company of income or gain to such Member (including payments made pursuant to Code Section 6225 (as amended) and allocable to a Member as determined by the Partnership Representative in its sole discretion) and to withhold the same from Distributions to such Member. Any funds withheld from a Distribution by reason of this Section 7.04(b) shall nonetheless be deemed Distributed to the Member in question for all purposes under this Agreement and, at the option of the Board, shall be charged against the Member’s Capital Account.

(c) Repayment of Withholding Advances. Any Withholding Advance made by the Company to a Taxing Authority on behalf of a Member and not simultaneously withheld from a Distribution to that Member shall, with interest thereon accruing from the date of payment at a rate equal to the prime rate published in The Wall Street Journal on the date of payment plus two percent (2.0%) per annum (the “Company Interest Rate”): (i) be promptly repaid to the Company by the Member on whose behalf the Withholding Advance was made (which repayment by the Member shall not constitute a Capital Contribution, but shall credit the Member’s Capital Account if the Board shall have initially charged the amount of the Withholding Advance to the Capital Account); or (ii) with the consent of the Board, be repaid by reducing the amount of the next succeeding Distribution or Distributions to be made to such Member (which reduction amount shall be deemed to have been Distributed to the Member, but which shall not further reduce the Member’s Capital Account if the Board shall have initially charged the amount of the Withholding Advance to the Capital Account). Interest shall cease to accrue from the time the Member on whose behalf the Withholding Advance was made repays such Withholding Advance (and all accrued interest) by either method of repayment described above.

(d) Indemnification. Each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any liability with respect to taxes, interest or penalties which may be asserted by reason of the Company’s failure to deduct and withhold tax on amounts Distributable or allocable to such Member. The provisions of this Section 7.04(d) and the obligations of a Member pursuant to Section 7.04(c) shall survive the termination, dissolution, liquidation and winding up of the Company and the withdrawal of such Member from the Company or Transfer of its Units. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 7.04, including bringing a lawsuit to collect repayment with interest of any Withholding Advances.

(e) Overwithholding. Neither the Company nor the Board shall be liable for any excess taxes withheld in respect of any Distribution or allocation of income or gain to a Member. In the event of an overwithholding, a Member’s sole recourse shall be to apply for a refund from the appropriate Taxing Authority.

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Section 7.05 Distributions in Kind.

(a) The Board is hereby authorized, in its sole discretion, to make Distributions to the Members in the form of securities or other property held by the Company; provided, that Tax Advances shall only be made in cash. In any non-cash Distribution, the securities or property so Distributed will be Distributed among the Members in the same proportion and priority as cash equal to the Fair Market Value of such securities or property as would be Distributed among the Members pursuant to Section 7.02.

(b) Any Distribution of securities shall be subject to such conditions and restrictions as the Board determines are required or advisable to ensure compliance with Applicable Law. In furtherance of the foregoing, the Board may require that the Members execute and deliver such documents as the Board may deem necessary or appropriate to ensure compliance with all federal and state securities laws that apply to such Distribution and any further Transfer of the Distributed securities, and may appropriately legend the certificates that represent such securities to reflect any restriction on Transfer with respect to such laws.

Article VIII
Management

Section 8.01 Board. A board of managers of the Company (the “Board”) is hereby established and shall be comprised of natural Persons (each such Person, a “Manager”) who shall be appointed in accordance with the provisions of Section 8.02. The business and affairs of the Company shall be exclusively managed, operated and controlled by or under the direction of the Board, and the Board shall have, and is hereby granted and vested with, the full and complete power, authority and discretion for, on behalf of and in the name of the Company, to take such actions as it may in its sole discretion deem necessary or advisable to carry out any and all of the objectives and purposes of the Company, subject only to the terms of this Agreement. The Board shall have the right and authority to manage the affairs of the Company and to make all decisions with respect thereto.

Section 8.02 Board Composition; Vacancies.

(a) The Board shall initially consist of one (1) Manager. The number of persons constituting the Board may be increased or decreased from time to time upon the vote or written action of the Board. Each Manager shall serve until a successor is appointed in accordance with the terms of this Agreement or his or her earlier resignation, death or removal.

(b) Each Member agrees to vote all of his, her or its Units, whether now owned or hereafter acquired or which such Member may be empowered to, from time to time and at all times, in whatever manner shall be necessary to ensure that at each annual or special meeting of the Members at which an election of Managers is held or pursuant to any written consent of the Members, that number of individuals designated by the Member(s) holding a majority of the Class A Units are elected to the Board.

(c) In the event of the death, disability, retirement, resignation or removal of a Manager, a successor Manager or Managers shall be appointed by the Member(s) consistent with the provisions of Section 8.02(b).

(d) The Board shall maintain a schedule of all Managers with their respective mailing addresses (the “Managers Schedule”) and shall update the Managers Schedule upon the removal or replacement of any Manager in accordance with this Section 8.02 or Section 8.03. A copy of the Managers Schedule as of the execution of this Agreement is attached hereto as Schedule B.

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Section 8.03 Removal; Resignation.

(a) The Member(s) holding a majority of the Class A Units may remove any or all of the Managers at any time and for any reason, with or without cause.

(b) A Manager may resign at any time from the Board by delivering his or her written resignation to the Board. Any such resignation shall be effective upon receipt thereof unless it is specified to be effective at some other time or upon the occurrence of some other event. The Board’s acceptance of a resignation shall not be necessary to make it effective.

Section 8.04 Meetings.

(a) Generally. The Board shall meet at such time and at such place as the Board may designate. Meetings of the Board may be held either in person or by means of telephone or video conference or other communications device that permits all Managers participating in the meeting to hear each other, at the offices of the Company or such other place (either within or outside the State of Nevada) as may be determined from time to time by the Board. Written notice of each meeting of the Board shall be given to each Manager at least five (5) Business Days prior to each such meeting. Any Manager may waive such notice as to himself.

(b) Special Meetings. Special meetings of the Board shall be held on the call of any Manager upon at least two (2) days’ written notice to the Managers, or upon such shorter notice as may be approved by all the Managers. Any Manager may waive such notice as to himself.

(c) Attendance and Waiver of Notice. Attendance of a Manager at any meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice or waiver of notice of such meeting.

Section 8.05 Quorum; Manner of Acting.

(a) Quorum. A majority of the Managers serving on the Board shall constitute a quorum for the transaction of business of the Board. At all times when the Board is conducting business at a meeting of the Board, a quorum of the Board must be present at such meeting. If a quorum shall not be present at any meeting of the Board, then the Managers present at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

(b) Participation. Any Manager may participate in a meeting of the Board by means of telephone or video conference or other communications device that permits all Managers participating in the meeting to hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting. A Manager may vote or be present at a meeting either in person or by proxy, and such proxy may be granted in writing, by means of Electronic Transmission or as otherwise permitted by Applicable Law.

(c) Binding Act. Each Manager shall have one (1) vote on all matters submitted to the Board or any committee thereof. With respect to any matter before the Board, the act of a majority of the Managers constituting a quorum shall be the act of the Board.

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Section 8.06 Action By Written Consent. Notwithstanding anything herein to the contrary, any action of the Board (or any committee of the Board) may be taken without a meeting if a written consent of a majority of the Managers on the Board (or committee) shall approve such action. Such consent shall have the same force and effect as a vote at a meeting where a quorum was present and may be stated as such in any document or instrument filed with the Secretary of State of Nevada.

Section 8.07 Compensation; No Employment.

(a) Each Manager shall be reimbursed for his or her reasonable out-of-pocket expenses incurred in the performance of his or her duties as a Manager, pursuant to such policies as are from time to time established by the Board. Nothing contained in this Section 8.07 shall be construed to preclude any Manager from serving the Company in any other capacity and receiving reasonable compensation for such services.

(b) This Agreement does not, and is not intended to, confer upon any Manager any rights with respect to continued employment by the Company, and nothing herein should be construed to have created any employment agreement with any Manager.

Section 8.08 Officers. The Board may appoint individuals as officers of the Company (the “Officers”) as it deems necessary or desirable to carry on the business of the Company. The Officers shall have such titles and such powers and perform such duties as shall be determined from time to time by the Board and otherwise as shall customarily pertain to such offices. Any individual may hold two or more offices of the Company. Each Officer shall hold office until his or her successor is designated by the Board or until his or her earlier death, resignation or removal. Any Officer may resign at any time upon written notice to the Board. Any Officer may be removed by the Board (acting by majority vote of all Managers other than the Officer being considered for removal, if applicable) with or without cause at any time. A vacancy in any office occurring because of death, resignation, removal or otherwise, may, but need not, be filled by the Board. The officers of the Company as of the date of this Agreement shall be those individuals set forth on Schedule C attached hereto.

Section 8.09 No Personal Liability. Except as otherwise provided in the Nevada Act, by Applicable Law or expressly in this Agreement, no Manager will be obligated personally for any debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Manager.

Article IX
Transfer

Section 9.01 General Restrictions on Transfer.

(a) Each Member acknowledges and agrees that such Member shall not Transfer any Units except (i) in accordance with the procedures described in Section 9.02 or Section 9.03, or (ii) with the prior written consent of the Board. Such written consent may specify the rights and obligations the Transferee shall have, including whether the Transferee is to be admitted as a Member. No Transfer of Units to a Person not already a Member of the Company shall be deemed completed until the requirements of Section 4.01(b) hereof have been satisfied.

(b) Notwithstanding any other provision of this Agreement, each Member agrees that it will not, directly or indirectly, Transfer any of its Units, and the Company agrees that it shall not issue any Units (i) except as permitted under the Securities Act and other applicable federal or state securities or blue sky laws, and then, with respect to a Transfer of Units, if requested by the Company, only upon delivery to the Company of an opinion of counsel in form and substance satisfactory to the Company to the effect that such Transfer may be effected without registration under the Securities Act (provided, however, that no such opinion shall be required in connection with a Transfer in accordance with Section 9.02); (ii) if such Transfer or issuance would cause the Company to be considered a “publicly traded partnership” under Section 7704(b) of the Code within the meaning of Treasury Regulations Section 1.7704-1(h)(1)(ii), including the look-through rule in Treasury Regulations Section 1.7704-1(h)(3); (iii) if such Transfer or issuance would affect the Company’s existence or qualification as a limited liability company under the Nevada Act; (iv) if such Transfer or issuance would cause the Company to lose its status as a partnership for federal income tax purposes; (v) if such Transfer or issuance would cause a termination of the Company for federal income tax purposes; (vi) if such Transfer or issuance would cause the Company to be required to register as an investment company under the Investment Company Act of 1940, as amended; or (vii) if such Transfer or issuance would cause the assets of the Company to be deemed “Plan Assets” as defined under the Employee Retirement Income Security Act of 1974 or its accompanying regulations or result in any “prohibited transaction” thereunder involving the Company. In any event, the Board may refuse the Transfer to any Person if such Transfer would have a material adverse effect on the Company as a result of any regulatory or other restrictions imposed by any Governmental Authority.

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(c) Any Transfer or attempted Transfer of any Units in violation of this Agreement shall be null and void, and no such Transfer shall be recorded on the Company’s books and the purported Transferee in any such Transfer shall not be treated (and the purported Transferor shall continue be treated) as the owner of such Units for any purposes of this Agreement.

(d) For the avoidance of doubt, any Transfer of Units made in accordance with the procedures described in Section 9.02 and purporting to be a sale, transfer, assignment or other disposal of the entire Membership Interest represented by such Units, inclusive of all the rights and benefits applicable to such Membership Interest as described in the definition of the term “Membership Interest,” shall be deemed a sale, transfer, assignment or other disposal of such Membership Interest in its entirety as intended by the parties to such Transfer, and shall not be deemed a sale, transfer, assignment or other disposal of any less than all of the rights and benefits described in the definition of the term “Membership Interest,” unless otherwise explicitly agreed to by the parties to such Transfer.

Section 9.02 Drag-along Rights.

(a) Participation. If one or more Members holding a majority of all of the Class A Units (such Member or Members, the “Dragging Member”), proposes to consummate, in one transaction or a series of related transactions, a Change of Control at any time after the second anniversary of the Effective Date (a “Drag-along Sale”), the Dragging Member shall have the right, after delivering the Drag-along Notice in accordance with Section 9.02(c) and subject to compliance with Section 9.02(d), to require that each other Member (each, a “Drag-along Member”) participate in such sale in the manner set forth in Section 9.02(b).

(b) Sale of Units. Subject to compliance with Section 9.02(d):

(i) If the Drag-along Sale is structured as a sale resulting in a majority of the Class A Units of the Company being held by a Third Party Purchaser, then each Drag-along Member shall sell, with respect to each class or series of Units proposed by the Dragging Member to be included in the Drag-along Sale, the number of Units of such class or series (with Class A Units and Class B Units treated as one class for this purpose) equal to the product obtained by multiplying (i) the number of applicable Units held by such Drag-along Member (with Class A Units and Class B Units treated as one class for this purpose) by (ii) a fraction (x) the numerator of which is equal to the number of applicable Units that the Dragging Member proposes to sell in the Drag-along Sale (with Class A Units and Class B Units treated as one class for this purpose) and (y) the denominator of which is equal to the number of applicable Units held by the Dragging Member at such time (with Class A Units and Class B Units treated as one class for this purpose); and

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(ii) If the Drag-along Sale is structured as a sale of all or substantially all of the assets of the Company or as a merger, consolidation, recapitalization, or reorganization of the Company or other transaction requiring the consent or approval of the Members, then notwithstanding anything to the contrary in this Agreement (including Section 4.05), each Drag-along Member entitled to vote shall vote in favor of the transaction and otherwise consent to and raise no objection to such transaction.

(iii) The Distribution of the aggregate consideration of any Drag-along Sale shall be made in accordance with Section 12.03(c).

(c) Sale Notice. The Dragging Member shall exercise its rights pursuant to this Section 9.02 by delivering a written notice (the “Drag-along Notice”) to the Company and each Drag-along Member no later than fifteen (15) Business Days prior to the closing date of such Drag-along Sale. The Drag-along Notice shall make reference to the Dragging Member’s rights and obligations hereunder and shall describe in reasonable detail: (i) the name of the person or entity to whom such Units are proposed to be sold; (ii) the proposed date, time and location of the closing of the sale; (iii) the number of each class or series of Units to be sold by the Dragging Member, (iv) the proposed amount of consideration for the Drag-along Sale and the other material terms and conditions of the Drag-along Sale, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof and including, if available, the purchase price per Unit of each applicable class or series; and (v) a copy of any form of agreement proposed to be executed in connection therewith.

(d) Conditions of Sale. The obligations of the Drag-along Members in respect of a Drag-along Sale under this Section 9.02 are subject to the satisfaction of the following conditions:

(i) the consideration to be received by each Drag-along Member shall be the same form and amount of consideration to be received by the Dragging Member per Unit of each applicable class or series (the Distribution of which shall be made in accordance with Section 12.03(c)) and the terms and conditions of such sale shall, except as otherwise provided in Section 9.02(d)(iii), be the same as those upon which the Dragging Member sells its Units;

(ii) if the Dragging Member or any Drag-along Member is given an option as to the form and amount of consideration to be received, the same option shall be given to all Drag-along Members; and

(iii) each Drag-along Member shall execute the applicable purchase agreement, if applicable, and make or provide the same representations, warranties, covenants, indemnities and agreements as the Dragging Member makes or provides in connection with the Drag-along Sale; provided, that each Drag-along Member shall only be obligated to make individual representations and warranties with respect to its title to and ownership of the applicable Units, authorization, execution and delivery of relevant documents, enforceability of such documents against the Drag-along Member, and other matters relating to such Drag-along Member, but not with respect to any of the foregoing with respect to any other Members or their Units; provided, further, that all representations, warranties, covenants and indemnities shall be made by the Dragging Member and each Drag-along Member severally and not jointly and any indemnification obligation of a Drag-along Member shall be pro rata based on the consideration received by the Dragging Member and each Drag-along Member, in each case in an amount not to exceed the aggregate proceeds received by the Drag-along Member in connection with the Drag-along Sale.

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(e) Cooperation. Each Drag-along Member shall take all actions as may be reasonably necessary to consummate the Drag-along Sale, including, without limitation, entering into agreements and delivering certificates and instruments, in each case, consistent with the agreements being entered into and the certificates being delivered by the Dragging Member, but subject to Section 9.02(d)(iii).

(f) Expenses. The fees and expenses of the Dragging Member incurred in connection with a Drag-along Sale and for the benefit of all Drag-along Members (it being understood that costs incurred by or on behalf of a Dragging Member for its sole benefit will not be considered to be for the benefit of all Drag-along Members), to the extent not paid or reimbursed by the Company or the Third Party Purchaser, shall be shared by the Dragging Member and all the Drag-along Members on a pro rata basis, based on the consideration received by each such Member; provided, that no Drag-along Member shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Drag-along Sale.

Section 9.03 Exchange of Class B Units. Notwithstanding anything otherwise to the contrary in this Article IX, each Member holding Class B Units may Transfer such Class B Units in Exchange Transactions pursuant to, and in accordance with, the Exchange Agreement; provided, that such Exchange Transactions shall be effected in compliance with reasonable policies that the Initial Member may adopt or promulgate from time to time and advise the Members of in writing (including policies requiring the use of designated administrators or brokers) in its reasonable discretion; provided, further, that if such policies conflict with the terms of the Exchange Agreement, the provisions of the Exchange Agreement shall apply in lieu thereof to any Exchange Transaction to the extent of such conflict.

Article X
Covenants

Section 10.01 Other Business Activities. The parties hereto expressly acknowledge and agree that: (i) the Initial Member and each of its Affiliates are permitted to have, and may presently or in the future have, investments or other business relationships, ventures, agreements or arrangements with entities engaged in the business of the Company, other than through the Company (an “Other Business”); (ii) the Initial Member and each of its Affiliates have or may develop a strategic relationship with businesses that are or may be competitive with the Company; (iii) none of the Initial Member nor any of its Affiliates will be prohibited by virtue of the Initial Member’s investment in the Company from pursuing and engaging in any such activities; (iv) none of the Initial Member nor any of its Affiliates will be obligated to inform the Company or any other Member of any such opportunity, relationship or investment (a “Company Opportunity”) or to present a Company Opportunity, and the Company hereby renounces any interest in a Company Opportunity and any expectancy that a Company Opportunity will be offered to it; (v) nothing contained herein shall limit, prohibit or restrict any director, member or manager of the Initial Member or any of their respective Affiliates from serving on the board of directors or other governing body or committee of any Other Business; and (vi) the other Members will not acquire, be provided with an option or opportunity to acquire, or be entitled to any interest or participation in any Other Business as a result of the participation therein of any of the Initial Member or any of its Affiliates. The parties hereto expressly authorize and consent to the involvement of the Initial Member and/or its Affiliates in any Other Business. The parties hereto expressly agree and acknowledge that the Board shall have the right to cause the Company to enter into any transaction or contract with any Other Business; provided, that any transaction or contract between the Company and such Other Business will be on terms no less favorable to the Company than would be obtainable in a comparable arm’s-length transaction. The parties hereto expressly waive, to the fullest extent permitted by Applicable Law, any rights to assert any claim that such involvement breaches any fiduciary or other duty or obligation owed to the Company or any Member or to assert that such involvement constitutes a conflict of interest by such Persons with respect to the Company or any Member.

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Article XI
Records; Tax Matters

Section 11.01 Records and Access to Information. The Company shall maintain at its principal office the books and records of the Company, which shall show a true record of its costs and expenses incurred, sources and applications of funds, charges made, credits made and received, and income derived in connection with the operation of the Company’s business. Each Member shall have the right, at the Member’s own expense, to inspect and copy such records upon reasonable request during ordinary business hours. Except as provided in the immediately preceding sentence and in Section 11.03, and notwithstanding any provision of the Nevada Act, the Company shall maintain, and the Members shall have access to, only such records as the Board determines to be appropriate.

Section 11.02 Tax Representative.

(a) The Initial Member shall be the “partnership representative” of the Company within the meaning of Section 6223(a) of the Code (the “Partnership Representative”). Further, Rory Cutaia shall be appointed as the “designated individual” in the manner as described in Treasury Regulation Section 301.6223-1(b)(3)(ii).

(b) The Partnership Representative shall have the right to make on behalf of the Company any and all elections and take any and all actions that are available to be made or taken by the Partnership Representative or the Company under the Code (including an election under Section 6221(b) or 6226(a) of the Code), and the Members shall take such actions requested by the Partnership Representative consistent with any such elections made and actions taken by the Partnership Representative, including filing amended tax returns and paying any tax due in accordance with Section 6225(c)(2) of the Code, it being understood that no such amended tax return shall be filed in accordance with such section with respect to the Company without the advance written consent of the Partnership Representative in its sole discretion. The Partnership Representative shall have the authority to amend this Agreement to make any changes in good faith consultation with the Company’s tax accountants and tax counsel as are necessary or appropriate: (i) to reduce any Company level assessment under Section 6226 of the Code; (ii) to determine any apportionment of any tax; or (iii) to comply with the Code and administrative, judicial or legislative interpretations thereof or changes thereto.

(c) Each Member shall provide to the Partnership Representative such information (or, if applicable, certify as to filing of initial or amended tax returns) as is reasonably requested by the Partnership Representative to enable the Partnership Representative (i) to reduce any Company level assessment under Section 6226 of the Code, (ii) to determine the allocation of any item of income, gain, loss, deduction or credit of any such Company level assessment among the Members, in good faith consultation with the Company’s tax accountants and tax counsel, (iii) to take any and all actions that are available to be made or taken by the Partnership Representative or the Company under the Code, or (iv) to comply with or be eligible to invoke any aspect of the Code in any other respect.

(d) In the event the Company incurs any liability for taxes, interest or penalties:

(i) The Partnership Representative may, or if such amounts are material, shall, cause the Members (including any former Member) to whom such liability relates, as determined by the Partnership Representative, in its sole good faith discretion and after consulting with the Company’s and the affected Member’s tax advisors, to pay, and each such Member hereby agrees to pay, such amount to the Company, and such amount shall not be treated as a Capital Contribution; and

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(ii) Any amount not paid by a Member (or former Member) within ten (10) days following the receipt of the request to pay delivered by the Partnership Representative shall be treated for purposes of this Agreement as a Withholding Advance governed by Section 7.04(b) hereof.

(e) The obligations of each Member (or former Member) under this Section 11.02 shall survive the Transfer or redemption by such Member of its Units and the termination of this Agreement or the dissolution of the Company.

(f) The Partnership Representative shall prepare or cause to be prepared all tax returns required of the Company, which returns shall be reviewed in advance of filing by a certified public accountant selected by the Members. The Members shall file their individual or corporate returns in a manner consistent with the Company’s tax and information returns.

(g) The Partnership Representative may, if it determines that the retention of accountants or other professionals would be in the best interests of the Company, retain such accountants or professionals to assist in any audits. The Company shall indemnify and reimburse the Partnership Representative for all expenses, including legal and accounting fees, claims, liabilities, losses and damages to the extent borne by the Partnership Representative, incurred in connection with any administrative or judicial proceeding with respect to any audit of the Company’s tax returns. The taking of any action and the incurring of any expense by the Partnership Representative in connection with any such proceeding, except to the extent required by Applicable Law, is a matter in the sole discretion of the Partnership Representative.

(h) The Partnership Representative may resign at any time. If the Initial Member ceases to be the Partnership Representative for any reason, the holders of a majority of the Class A Units shall appoint a new Partnership Representative.

Section 11.03 Member Tax Information. As soon as reasonably possible after the end of each Fiscal Year, the Board or a designated Officer will cause to be delivered to each Person who was a Member at any time during such Fiscal Year, IRS Schedule K-1 to Form 1065 and such other information with respect to the Company as may be necessary for the preparation of such Person’s federal, state and local income tax returns for such Fiscal Year.

Section 11.04 Company Funds. All funds of the Company shall be deposited in its name, or in such name as may be designated by the Board, in such checking, savings or other accounts, or held in its name in the form of such other investments as shall be designated by the Board. The funds of the Company shall not be commingled with the funds of any other Person. All withdrawals of such deposits or liquidations of such investments by the Company shall be made exclusively upon the signature or signatures of such Officer or Officers as the Board may designate.

Article XII
Dissolution and Liquidation

Section 12.01 Events of Dissolution. The Company shall be dissolved and is affairs wound up only upon the occurrence of any of the following events:

(a) An election to dissolve the Company made by the Members holding a majority of the Class A Units and of the Class B Units, voting separately by class;

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(b) The sale, exchange, involuntary conversion, or other disposition or transfer of (other than the grant of a security interest in, the grant of a pledge of or the imposition of a lien on) all or substantially all the assets of the Company; or

(c) The entry of a decree of judicial dissolution under Section 86-495 of the Nevada Act.

Section 12.02 Effectiveness of Dissolution. Dissolution of the Company shall be effective on the day on which the event described in Section 12.01 occurs, but the Company shall not terminate until the winding up of the Company has been completed, the assets of the Company have been distributed as provided in Section 12.03 and the articles of dissolution shall have been filed as provided in Section 12.04.

Section 12.03 Liquidation. If the Company is dissolved pursuant to Section 12.01, the Company shall be liquidated and its business and affairs wound up in accordance with the Nevada Act and the following provisions:

(a) Liquidator. The Board, or, if the Board is unable to do so, a Person selected by the holders of a majority of the Class A Units, shall act as liquidator to wind up the Company (the “Liquidator”). The Liquidator shall have full power and authority to sell, assign, and encumber any or all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner.

(b) Accounting. As promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.

(c) Distribution of Proceeds. The Liquidator shall liquidate the assets of the Company and Distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of Applicable Law:

(i) First, to the payment of all of the Company’s debts and liabilities to its creditors (including Members, if applicable) and the expenses of liquidation (including sales commissions incident to any sales of assets of the Company);

(ii) Second, to the establishment of and additions to reserves that are determined by the Liquidator in its sole discretion to be reasonably necessary for any contingent unforeseen liabilities or obligations of the Company; and

(iii) Third, to the Members in the same manner as Distributions are made under Section 7.02.

(d) Discretion of Liquidator. Notwithstanding the provisions of Section 12.03(c) that require the liquidation of the assets of the Company, but subject to the order of priorities set forth in Section 12.03(c), if upon dissolution of the Company the Liquidator determines that an immediate sale of part or all of the Company’s assets would be impractical or could cause undue loss to the Members, the Liquidator may defer the liquidation of any assets except those necessary to satisfy Company liabilities and reserves, and may, in its absolute discretion, Distribute to the Members, in lieu of cash, as tenants in common and in accordance with the provisions of Section 12.03(c), undivided interests in such Company assets as the Liquidator deems not suitable for liquidation. Any such Distribution in kind will be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operating of such properties at such time. For purposes of any such Distribution, any property to be Distributed will be valued at its Fair Market Value.

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Section 12.04 Articles of Dissolution. Upon completion of the Distribution of the assets of the Company as provided in Section 12.03(c) hereof, the Company shall be terminated and the Liquidator shall cause the filing of articles of dissolution in the State of Nevada and the filing of any document required to terminate all qualifications and registrations of the Company as a foreign limited liability company in jurisdictions other than the State of Nevada and shall take such other actions as may be necessary in connection therewith.

Section 12.05 Survival of Rights, Duties and Obligations. Dissolution, liquidation, winding up or termination of the Company for any reason shall not release any party from any Loss which at the time of such dissolution, liquidation, winding up or termination already had accrued to any other party or which thereafter may accrue in respect of any act or omission prior to such dissolution, liquidation, winding up or termination. For the avoidance of doubt, none of the foregoing shall replace, diminish or otherwise adversely affect any Member’s right to indemnification pursuant to Section 13.03.

Section 12.06 Recourse for Claims. Each Member shall look solely to the assets of the Company for all Distributions with respect to the Company, such Member’s Capital Account, and such Member’s share of Net Income, Net Loss and other items of income, gain, loss and deduction, and shall have no recourse therefor (upon dissolution or otherwise) against the Board, the Liquidator or any other Member.

Article XIII
Exculpation and Indemnification

Section 13.01 Exculpation of Covered Persons.

(a) Covered Persons. As used herein, the term “Covered Person” shall mean (i) the Initial Member, (iii) each officer, director, shareholder, partner, member, manager, controlling Affiliate, employee, agent or representative of the Initial Member, and each of their respective controlling Affiliates, (v) each Manager or Officer of the Company, and (vi) such other employee, agent or representative of the Company that is specifically designated by the Board as a Covered Person.

(b) Standard of Care. No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any action taken or omitted to be taken by such Covered Person in his, her or its capacity as a Covered Person, so long as such action or omission does not constitute fraud or willful misconduct by such Covered Person.

(c) Good Faith Reliance. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, Net Income or Net Losses of the Company or any facts pertinent to the existence and amount of assets from which Distributions might properly be paid) of the following Persons or groups: (i) one or more Officers or employees of the Company; (ii) any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company; or (iii) any other Person selected in good faith by or on behalf of the Company, in each case as to matters that such relying Person reasonably believes to be within such other Person’s professional or expert competence.

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Section 13.02 Liabilities and Duties of Managers. In lieu of any duty (including any fiduciary duty) imposed on the Managers, by the Nevada Act or otherwise at law or in equity, the sole duty of each Manager in connection with managing the business and affairs of the Company shall be to comply with the terms of this Agreement, and no Manager shall have or incur any liability to the Company or to any Member in connection with managing the business and affairs of the Company, except for (a) liability for breach of this Agreement and (b) liabilities that Applicable Law does not permit this Agreement to eliminate.

Section 13.03 Indemnification.

(a) Indemnification. To the fullest extent permitted by the Nevada Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Nevada Act permitted the Company to provide prior to such amendment, substitution or replacement), the Company shall indemnify, hold harmless, defend, pay and reimburse any Covered Person against any and all losses, claims, damages, judgments, fines or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines or liabilities, and any amounts expended in settlement of any claims (collectively, “Losses”) to which such Covered Person may become subject by reason of (i) any act or omission or alleged act or omission performed or omitted to be performed on behalf of the Company, any Member or any direct or indirect Subsidiary of the foregoing in connection with the business of the Company; or (ii) the fact that such Covered Person is or was acting in connection with the business of the Company as a partner, member, stockholder, controlling Affiliate, manager, director, officer, employee or agent of the Company, any Member, or any of their respective controlling Affiliates, or that such Covered Person is or was serving at the request of the Company as a partner, member, manager, director, officer, employee or agent of any Person including the Company; provided, that the indemnification obligations in this Section 13.03(a) shall not apply to the portion of any Losses that results from a breach of this Agreement or to any liability that Applicable Law does not permit this Agreement to eliminate.

(b) Reimbursement. The Company shall promptly reimburse (and/or advance to the extent reasonably required) each Covered Person for reasonable legal or other expenses (as incurred) of such Covered Person in connection with investigating, preparing to defend or defending any claim, lawsuit or other proceeding relating to any Losses for which such Covered Person may be indemnified pursuant to this Section 13.03; provided, that if it is finally judicially determined that such Covered Person is not entitled to the indemnification provided by this Section 13.03, then such Covered Person shall promptly reimburse the Company for any reimbursed or advanced expenses.

(c) Entitlement to Indemnity. The indemnification provided by this Section 13.03 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement or otherwise. The provisions of this Section 13.03 shall continue to afford protection to each Covered Person regardless of whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under this Section 13.03 and shall inure to the benefit of the executors, administrators, legatees and distributees of such Covered Person.

(d) Insurance. To the extent available on commercially reasonable terms, the Company shall purchase, at its expense, insurance to cover Losses covered by the foregoing indemnification provisions and to otherwise cover Losses for any breach or alleged breach by any Covered Person of such Covered Person’s duties in such amount and with such deductibles as the Board may determine; provided, that the failure to obtain such insurance shall not affect the right to indemnification of any Covered Person under the indemnification provisions contained herein, including the right to be reimbursed or advanced expenses or otherwise indemnified for Losses hereunder. If any Covered Person recovers any amounts in respect of any Losses from any insurance coverage, then such Covered Person shall, to the extent that such recovery is duplicative, reimburse the Company for any amounts previously paid to such Covered Person by the Company in respect of such Losses.

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(e) Funding of Indemnification Obligation. Notwithstanding anything contained herein to the contrary, any indemnity by the Company relating to the matters covered in this Section 13.03 shall be provided out of and to the extent of Company assets only, and no Member (unless such Member otherwise agrees in writing) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity by the Company.

(f) Savings Clause. If this Section 13.03 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Covered Person pursuant to this Section 13.03 to the fullest extent permitted by any applicable portion of this Section 13.03 that shall not have been invalidated and to the fullest extent permitted by Applicable Law.

(g) Amendment. The provisions of this Section 13.03 shall be a contract between the Company, on the one hand, and each Covered Person who served in such capacity at any time while this Section 13.03 is in effect, on the other hand, pursuant to which the Company and each such Covered Person intend to be legally bound. No amendment, modification or repeal of this Section 13.03 that adversely affects the rights of a Covered Person to indemnification for Losses incurred or relating to a state of facts existing prior to such amendment, modification or repeal shall apply in such a way as to eliminate or reduce such Covered Person’s entitlement to indemnification for such Losses without the Covered Person’s prior written consent.

Section 13.04 Survival. The provisions of this Article XIII shall survive the dissolution, liquidation, winding up and termination of the Company.

Article XIV
Miscellaneous

Section 14.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the preparation and execution of this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 14.02 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Company and each Member hereby agree, at the request of the Company or any other Member, to execute and deliver such additional documents, instruments, conveyances and assurances and to take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

Section 14.03 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 14.03):

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If to the Company:	Verb Acquisition Co., LLC
c/o Verb Technology Company, Inc.
2210 Newport Boulevard, Suite 200
Newport Beach, California 92663
E-mail: rory@verb.tech
Attention: Rory Cutaia

If to a Member, to such Member’s respective mailing address as set forth on the Members Schedule.

Section 14.04 Headings. The headings in this Agreement are inserted for convenience of reference only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision of this Agreement.

Section 14.05 Severability. If any term or provision of this Agreement is held to be invalid, illegal or unenforceable under Applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 14.06 Entire Agreement. This Agreement, together with the Articles of Organization and all related Exhibits and Schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

Section 14.07 Successors and Assigns. Subject to the restrictions on Transfers set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

Section 14.08 No Third-party Beneficiaries. Except as provided in Article XIII, which shall be for the benefit of and enforceable by Covered Persons as described therein, this Agreement is for the sole benefit of the parties hereto (and their respective heirs, executors, administrators, successors and assigns) and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any creditor of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 14.09 Amendment. No provision of this Agreement may be amended or modified except by an instrument in writing executed by the Company and the Members holding a majority of the Class A Units and a majority of the Class B Units, voting separately by class. Any such written amendment or modification will be binding upon the Company and each Member. Notwithstanding the foregoing, amendments to the Members Schedule following any new issuance, redemption, repurchase or Transfer of Units in accordance with this Agreement may be made by the Board without the consent of or execution by the Members.

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Section 14.10 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. For the avoidance of doubt, nothing contained in this Section 14.10 shall diminish any of the explicit and implicit waivers described in this Agreement.

Section 14.11 Governing Law. All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada, without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Nevada.

Section 14.12 Submission to Jurisdiction. The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort or otherwise, shall be brought in any state or federal court of competent jurisdiction in the state of nevada. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. Service of process, summons, notice or other document by registered mail to the address set forth in Section 14.03 shall be effective service of process for any suit, action or other proceeding brought in any such court.

Section 14.13 Waiver of Jury Trial. Each party, for itself and its affiliates, hereby irrevocably and unconditionally waives to the fullest extent permitted by applicable law all right to trial by jury in any suit, action or proceeding SEEKING TO ENFORCE ANY PROVISION OF, OR BASED ON ANY MATTER ARISING OUT OF OR IN CONNECTION with, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, whether IN contract, tort or otherwise.

Section 14.14 Equitable Remedies. Each party hereto acknowledges that a breach or threatened breach by such party of any of its obligations under this Agreement would give rise to irreparable harm to the other parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

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Section 14.15 Remedies Cumulative. The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise, except to the extent expressly provided in Section 13.02 to the contrary.

Section 14.16 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of Electronic Transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:

VERB ACQUISITION CO., LLC

By:	/s/ Rory Cutaia
Name:	Rory Cutaia
Title:	President and CEO

MEMBERS:

VERB TECHNOLOGY COMPANY, INC.

By:	/s/ Rory Cutaia
Rory Cutaia, President and CEO

CORVUS INTERNATIONAL, INC.

By:	/s/ Steve Deverall
Steve Deverall, President

THE H2 MANAGEMENT CORP

By:	/s/ Brook Harker
Brook Harker

ECLIPSE ENTERPRISES AND MANAGEMENT, INC.

By:	/s/ James Norton
James Norton, President

KESTREL MANAGEMENT, INC.

By:	/s/ Jordan Erickson
Jordan Erickson, President

/s/ Ben Mosbarger
Ben Mosbarger

/s/ Jason Etherington
Jason Etherington

/s/ Nate Babbel
Nate Babbel

[Signature page to Amended and Restated Operating Agreement]

Exhibit A

FORM OF JOINDER AGREEMENT

JOINDER AGREEMENT

Reference is hereby made to the Amended and Restated Operating Agreement, dated September 4, 2020 (as amended from time to time, the “Operating Agreement”), among Verb Acquisition Co., LLC, a Nevada limited liability company (the “Company”), and the existing members of the Company. Pursuant to and in accordance with Section 4.01(b) of the Operating Agreement, the undersigned hereby acknowledges that it has received and reviewed a complete copy of the Operating Agreement and agrees that upon execution of this Joinder, such Person shall become a party to the Operating Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Operating Agreement as though an original party thereto and shall be deemed, and is hereby admitted as, a Member for all purposes thereof and entitled to all the rights incidental thereto.

Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Operating Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Joinder Agreement as of [DATE].

[NEW MEMBER]

By:
Name:
Title:

Schedule A

Members Schedule

Member Name and Address	Total Initial Capital Contribution	Class A Units	Class B Units
Verb Technology Company, Inc. 2210 Newport Boulevard, Suite 200 Newport Beach, CA 92663	$1,982,250	100	-
Corvus International Inc. 1278 Knittles Kove Lehi, UT 84043	$708,750	-	585,197
The H2 Management Corp 217 W. Apple Ave. Saratoga Springs, UT 84045	$708,750	-	585,197
Eclipse Enterprises and Management, Inc. 1996 W. Nutwood Ct. Lehi, UT 84043	$708,750	-	585,197
Kestrel Management, Inc. 1702 Range Road Saratoga Springs, UT 84045	$708,750	-	585,197
Ben Mosbarger 46 W. Apache Rd. Saratoga Springs, UT 84045	$121,666	-	100,457
Jason Etherington 4473 Wayment Way Taylor, UT 84401	$121,667	-	100,457
Nate Babbel 2804 W. Shady Bend Lane Lehi, UT 84043	$121,667	-	100,457
Total:	$5,182,250	100	2,642,159

Schedule b

MANAGERS Schedule

Name
Rory Cutaia 2210 Newport Boulevard, Suite 200 Newport Beach, CA 92663

SCHEDULE C

Current officers

Name	title
Rory Cutaia	President, CEO, CFO and Secretary